UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   David E. Donovan
   1 Bank One Plaza
Mail Code IL1-0548
   IL, Chicago 60670-0548
2. Issuer Name and Ticker or Trading Symbol
   BANK ONE CORPORATION (ONE)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   3/31/2002
5. If Amendment, Date of Original (Month/Year)
   3/31/2002
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Executive Vice President
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock               |3/22/ |M   | |5484              |A  |$15.91     |                   |D     |                           |
                           |2002  |    | |                  |   |           |                   |      |                           |
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Common Stock               |3/22/ |F   | |3144              |D  |$42.19     |                   |D     |                           |
                           |2002  |    | |                  |   |           |                   |      |                           |
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Common Stock               |3/22/ |M   | |8748              |A  |$25.00     |                   |D     |                           |
                           |2002  |    | |                  |   |           |                   |      |                           |
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Common Stock               |3/22/ |F   | |6306              |D  |$42.19     |                   |D     |                           |
                           |2002  |    | |                  |   |           |                   |      |                           |
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Common Stock               |3/22/ |M   | |11790             |A  |$26.44     |                   |D     |                           |
                           |2002  |    | |                  |   |           |                   |      |                           |
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Common Stock               |3/22/ |F   | |8774              |D  |$42.19     |                   |D     |                           |
                           |2002  |    | |                  |   |           |                   |      |                           |
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Common Stock               |3/22/ |M   | |24750             |A  |$26.44     |                   |D     |                           |
                           |2002  |    | |                  |   |           |                   |      |                           |
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Common Stock               |3/22/ |F   | |18419             |D  |$42.19     |                   |D     |                           |
                           |2002  |    | |                  |   |           |                   |      |                           |
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Common Stock               |3/22/ |M   | |5832              |A  |$37.30     |                   |D     |                           |
                           |2002  |    | |                  |   |           |                   |      |                           |
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Common Stock               |3/22/ |F   | |5370              |D  |$42.19     |                   |D     |                           |
                           |2002  |    | |                  |   |           |                   |      |                           |
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Common Stock               |3/22/ |M   | |7000              |A  |$37.89     |                   |D     |                           |
                           |2002  |    | |                  |   |           |                   |      |                           |
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Common Stock               |3/22/ |F   | |6513              |D  |$42.19     |96070              |D     |                           |
                           |2002  |    | |                  |   |           |                   |      |                           |
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Common Stock               |      |    | |                  |   |           |5279               |I     |401(k)                     |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Employee Stock Option |$15.91  |3/22/|M   | |5484       |D  |     |01/13|Common Stock|5484   |       |0           |D  |            |
(right to buy)        |        | 2002|    | |           |   |     |/05  |            |       |       |            |   |            |
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Employee Stock Option |$37.89  |3/22/|M   | |7000       |D  |     |02/09|Common Stock|7000   |       |72601       |D  |            |
(right to buy)        |        | 2002|    | |           |   |     |/11  |            |       |       |            |   |            |
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Employee Stock Option |$37.30  |3/22/|M   | |5832       |D  |     |02/14|Common Stock|5832   |       |0           |D  |            |
(right to buy)        |        | 2002|    | |           |   |     |/07  |            |       |       |            |   |            |
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Employee Stock Option |$26.44  |3/22/|M   | |11790      |D  |     |02/15|Common Stock|11790  |       |0           |D  |            |
(right to buy)        |        | 2002|    | |           |   |     |/20  |            |       |       |            |   |            |
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Employee Stock Option |$26.44  |3/22/|M   | |24750      |D  |     |02/15|Common Stock|24750  |       |0           |D  |            |
(right to buy)        |        | 2002|    | |           |   |     |/20  |            |       |       |            |   |            |
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Employee Stock Option |$25.00  |3/22/|M   | |8748       |D  |     |03/08|Common Stock|8748   |       |0           |D  |            |
(right to buy)        |        | 2002|    | |           |   |     |/06  |            |       |       |            |   |            |
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Employee Stock Option |$41.88  |3/22/|A   |V|3144       |A  |09/22|01/13|Common Stock|3144   |       |3144        |D  |            |
(right to buy)        |        | 2002|    | |           |   |/2002|/2005|            |       |       |            |   |            |
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Employee Stock Option |$41.88  |3/22/|A   |V|5157       |A  |09/22|02/14|Common Stock|5157   |       |5157        |D  |            |
(right to buy)        |        | 2002|    | |           |   |/2002|/2007|            |       |       |            |   |            |
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Employee Stock Option |$41.88  |3/22/|A   |V|7390       |A  |09/22|02/15|Common Stock|7390   |       |7390        |D  |            |
(right to buy)        |        | 2002|    | |           |   |/2002|/2020|            |       |       |            |   |            |
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Employee Stock Option |$41.88  |3/22/|A   |V|15513      |A  |09/22|02/15|Common Stock|15513  |       |15513       |D  |            |
(right to buy)        |        | 2002|    | |           |   |/2002|/2020|            |       |       |            |   |            |
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Employee Stock Option |$41.88  |3/22/|A   |V|6513       |A  |09/22|02/09|Common Stock|6513   |       |6513        |D  |            |
(right to buy)        |        | 2002|    | |           |   |/2002|/2011|            |       |       |            |   |            |
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Employee Stock Option |$41.88  |3/22/|A   |V|5185       |A  |09/22|03/08|Common Stock|5185   |       |5185        |D  |            |
(right to buy)        |        | 2002|    | |           |   |/2002|/2006|            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses: